Exhibit 10.11

THIRD AMENDMENT TO SUBLEASE AGREEMENT

THIS THIRD AMENDMENT TO SUBLEASE AGREEMENT (this “Amendment”) is dated April 16, 2020 (the “Third Amendment Effective Date”), by and between Paypal, Inc., a Delaware corporation (“Sublessor”), and Free Stream Media Corp. d/b/a Samba TV, a Delaware corporation (“Sublessee”; Sublessor and Sublessee, each a “Party”, and collectively, the “Parties”).

WHEREAS, SFI Real Estate Holdings, LLC (“Master Landlord”) and Sublessor are parties to that certain Agreement of Lease dated as of April 21, 2014, as amended by that certain First Amendment to Lease dated as of September 26, 2018 (collectively, the “Master Lease”), pursuant to which Master Landlord has leased to Sublessor a portion of the building located at 123 Townsend Street, San Francisco, California (the “Building”);

WHEREAS, the Parties entered into that certain Sublease Agreement dated March 30, 2017 (the “Original Sublease”), which was amended by that certain First Amendment to Sublease Agreement dated October 18, 2019 (the “First Amendment”), and further amended by that certain Second Amendment to Sublease Agreement dated January 17, 2020 (the “Second Amendment”; and together with the Original Sublease and First Amendment, collectively the “Sublease”), pursuant to which Sublessor has subleased to Sublessee a portion of the area leased by Sublessor in the Building;

WHEREAS, the Parties desire to amend the Sublease as set forth below, upon and subject to the terms, covenants and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Recitals. The foregoing recitals are hereby incorporated into this Amendment by reference, as if fully set forth in this first paragraph. Capitalized terms not otherwise defined herein shall have the same meaning set forth in the Sublease.

2. Confirmation of Commencement and Expiration. Notwithstanding anything to the contrary set forth in Section 3 of the Second Amendment, the Parties acknowledge and agree that as of the Second Amendment Execution Date, the New Sublet Premises Commencement Date is November 4, 2019.

3. Extension of Expiration Date. As of the Third Amendment Effective Date, the New Sublet Premises Expiration Date is hereby extended to February 28, 2023, unless this Sublease or the Master Lease are otherwise earlier terminated in accordance with their terms.

4. Conditional Extension Rights. The following is hereby added to the end of Section 3 of the Sublease:

Conditional Extension Options:

(a) Subject to subsection (b) below, and provided that the Master Lease remains in full force and effect during the applicable periods, Sublessee shall have two (2) options (each an “Extension Option”) to extend the New Sublet Premises Term for an additional one (1) year period (each, an Extended Term”), by providing written notice of such request (an “Election Notice”) no more than twelve (12) months, and no less than ten (10) months, prior to the expiration of the New Sublet Premises Term or initial Extended Term, as applicable.

(b) Notwithstanding subsection (a) above, Sublessor shall have the right, in its sole and absolute discretion, to elect to occupy the New Sublet Premises itself or through an affiliated company, in which case the Extension Option shall be inoperative. Sublessor shall notify Sublessee of such election within thirty (30) days after receipt of any Election Notice. If Sublessor does not elect to occupy the New Sublet Premises itself or through an affiliated company, Sublessor’s Extension Option will be in effect and operative, provided that Sublessee is not in default of its obligations under the Sublease. The terms and conditions of each Extended Term shall be on the same terms and conditions contained in this Sublease, with the exception of Base Rent, which shall be adjusted to reflect one hundred percent (100%) of the then Fair Market Rent (defined below) of the New Sublet Premises, to be determined in accordance with subsections (c) and (d) below.

(c) In the event Sublessee exercises its option to extend the New Sublet Premises Term pursuant to the provisions of this Section 3, and Sublessor has not elected to occupy the New Sublet Premises itself in accordance with subsection (b) above, the Base Rent during any Extended Term shall be adjusted at the commencement of the Extended Term to reflect one hundred percent (100%) of the then Fair Market Rent of the New Sublet Premises. For the purposes of this Sublease, the “Fair Market Rent” of the New Sublet Premises means the rental rate at which new, nonsublease, nonequity, nonexpansion tenants are then on an arms’ length basis leasing premises of comparable size and amenities as the New Sublet Premises in buildings which are comparable for a term comparable to the Extended Term, taking into consideration and making equitable adjustments for typical rental abatements and including any then “fair market” annual escalations of Base Rent during the applicable Extended Term. Sublessor shall notify Sublessee of Sublessor’s good faith estimation of the Fair Market Rent (stated in terms of Base Rent and including any annual percentage escalation in Base Rent) in writing within thirty (30) days of receipt of the Election Notice. If Sublessee does not agree with Sublessor’s proposal, Sublessee shall deliver written notice of Sublessee’s objection to Sublessor within thirty (30) days of receipt of notice from Sublessor, with Sublessee’s failure to respond timely to be deemed Sublessee’s disapproval of Sublessor’s estimate. If Sublessee objects (or is deemed to object) to Sublessor’s estimation, Sublessor and Sublessee shall diligently attempt in good faith to agree on the Fair Market Rent of the New Sublet Premises on or before the thirtieth (30th) day following delivery of Sublessee’s written objection to Sublessor estimation (the “Outside Agreement Date”).

(d) If Sublessor and Sublessee are unable to agree on the new Base Rent by the Outside Agreement Date, the Fair Market Rent of the New Sublet Premises shall be determined by real estate brokers pursuant to this Section. Within thirty (30) days of the Outside Agreement Date each party shall appoint a Broker (defined below) and notify the other party of its selection, which Brokers together shall attempt to determine the Fair Market Rent of the New Sublet Premises. If either party fails to appoint a Broker within such time period, the Broker timely appointed by the other party shall be the sole Broker, whose determination shall be binding on both parties. If two Brokers are timely appointed, but they are unable to agree on the Fair Market Rent of the New Sublet Premises within sixty (60) days of the Outside Agreement Date, they shall mutually select a third Broker meeting the requirements for the initial Brokers, and the third Broker shall, within thirty (30) days of his/her selection, choose either of the first two Brokers’ determination of Fair Market Rent as the applicable determination based on which of the two (2) it believes to be closest to its own determination. The third Broker shall have no option but to select one or the other of the first two Brokers’ determination, and shall not have the power to propose a different Fair Market Rent. In the event that the two Brokers are unable to agree on the selection of a third broker, either Sublessor or Sublessee may apply to the presiding judge of the Superior Court for the City and County of San Francisco for the appointment of a third Broker in accordance with the procedures established by such court. Each party shall bear the cost of their respective Broker; if a third Broker is necessary, the parties shall share equally the cost of the third Broker. The term “Broker” means a commercial real estate broker having a minimum of seven (7) years’ full time experience as a real estate agent active in the leasing of commercial office projects in the San Francisco South of Market district. In addition to the characteristics described in subsection (c) above, the Fair Market Rent shall be based on comparable space in the San Francisco South of Market district taking into consideration location, views, quality, nature of improvements, and the nature of the use of the New Sublet Premises, which shall be leased for a term comparable to the subject option term, upon terms comparable to those contained in this Sublease other than Base Rent. The Base Rent shall be adjusted to reflect the Fair Market Rent, as so determined, as of the commencement of the applicable Extended Term. The Brokers shall expressly consider in their determination of Fair Market Rent of the New Sublet Premises the date on which the Extended Term is to commence, acknowledging that the date on which the determination is made may be several months prior to the date on which the Extended Term commences. The determination of Fair Market Rent shall also include the determination of annual increases in the Base Rent throughout the Extended Term, to the extent that such increases are being applied in the leases of comparable properties used in determining the Fair Market Rent.

5. Rent Abatement. The paragraph in Section 5 of the Sublease beginning with the words “Sublessee shall pay” and ending with the words “throughout the New Sublet Premises Term”, is hereby deleted and replaced with the following:

Sublessee shall pay to Sublessor Base Rent for the New Sublet Premises the initial amount of $85.00 per rentable square foot per year in monthly installments of $214,285.00. On the first anniversary of the New Sublet Premises Commencement Date, and each subsequent anniversary of such date thereafter through the New Sublet Premises Term (each a “Base Rent Adjustment Date”), Base Rent for the New Sublet Premises shall be increased to an amount equal to 103% of the amount payable immediately prior to the Base Rent Adjustment Date. Rent for any partial month following the New Sublet Premises Commencement Date or a Base Rent Adjustment Date (or resulting from any early termination of the Sublease) shall be prorated based on the actual number of days in such month. Notwithstanding the foregoing, Sublessee shall have no obligation to pay Base Rent for the New Sublet Premises until August 4, 2020 (subject to extension for each day of delay in the Early Access Date after November 4, 2019), but Sublessee shall be obligated to pay to Sublessor all Additional Rent (including, but not limited to, Operating Expenses payable under the Master Lease, janitorial expenses, and the cost of all utilities consumed in the New Sublet Premises) as of the New Sublet Premises Commencement Date and throughout the New Sublet Premises Term.

6. Consent. Sublessor shall make commercially reasonable efforts to obtain written consent to this Amendment from the Master Landlord as soon as reasonably practicable prior to the Third Amendment Effective Date; provided, however, that in the event such consent has not been obtained on or before the date that is ninety (90) days after the Third Amendment Effective Date, Sublessor may elect to terminate this Amendment, and thereafter neither Party shall have any rights or obligations under this Amendment.

7. No Waiver. Except as expressly set forth herein to the contrary, nothing in this Amendment shall constitute or be construed as a waiver by either Party of any remedy or right available to such Party under the Sublease. No waiver of any provision nor consent provided pursuant to the Sublease, as amended, shall be effective unless in writing and signed by the Party to be bound and then only for the specific purpose and to the extent so provided.

8. Authority. Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the Party hereto for which such signatory is acting.

9. No Other Modification. The Parties agree that except as otherwise specifically modified by this Amendment, the Sublease has not been modified, supplemented, amended, or otherwise changed in any way and the Sublease remains in full force and effect between the Parties hereto as modified by this Amendment. To the extent of any inconsistency between the terms and conditions of the Sublease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall apply and govern.

10. Counterparts; Execution. This Amendment may be executed in one or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument. Each of the Parties hereto agree that the delivery of an executed copy of this Amendment by facsimile or email shall be legal and binding and shall have the same full force and effect as if an original executed copy of this Amendment had been delivered.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Amendment as of the Third Amendment Effective Date.

SUBLESSOR:

PAYPAL, INC,
a Delaware corporation

By:	/s/ Timothy Ritz
Name: Timothy Ritz
Title: VP Sourcing

SUBLESSEE:

FREE STREAM MEDIA CORP. DBA SAMBA TV, a Delaware corporation

By:	/s/ Alvir Navin
Name: Alvir Navin
Title: SVP of Operations

[Signature Page to Third Amendment to Sublease Agreement]

Master Landlord Consent to Third Amendment to Sublease Agreement

SFI Real Estate Holdings, LLC, as the “Master Landlord”, hereby consents to the Third Amendment to Sublease Agreement, dated ____, 2020, by and between PayPal, Inc., as Sublessor and Free Stream Media Corp., as Sublessee, to which this consent is attached.

SFI REAL ESTATE HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Baynard R. Kraft III, Authorized Agent
Bayard R. Kraft III, Authorized Agent

[Master Landlord Consent to Third Amendment to Sublease Agreement]